Exhibit 8.1

[DEWEY BALLANTINE LLP LETTERHEAD]

May 31, 2007

To the Addressees Listed

    on Schedule One Attached Hereto

Re:	AmeriCredit Prime Automobile Receivables Trust 2007-1

Ladies and Gentlemen:

We have acted as tax counsel to AmeriCredit Financial Services, Inc., a Delaware corporation (“AmeriCredit”), AFS SenSub Corp., a Nevada corporation (“AFS SenSub”), Bay View Acceptance Corporation, a Nevada corporation (“Bay View”), AmeriCredit Corp., a Texas corporation (“AmeriCredit Corp.”) and AmeriCredit Prime Automobile Receivables Trust 2007-1 (the “Issuer”), as to certain matters in connection with the issuance of the $155,000,000 Class A-1 5.32233% Asset Backed Notes (the “Class A-1 Notes”), $320,000,000 Class A-2 5.34% Asset Backed Notes (the “Class A-2 Notes”), $210,000,000 Class A-3 5.27% Asset Backed Notes (the “Class A-3 Notes”), $186,800,000 Class A-4 Floating Rate Asset Backed Notes (the “Class A-4 Notes”), $35,190,000 Class B 5.35% Asset Backed Notes (the “Class B Notes”), $32,680,000 Class C 5.43% Asset Backed Notes (the “Class C Notes”), $35,190,000 Class D 5.62% Asset Backed Notes (the “Class D Notes”) and $25,140,000 Class E 6.96% Asset Backed Notes (the “Class E Notes” and collectively, the “Notes”) which will be issued pursuant to an Indenture (the “Indenture”) dated as of May 24, 2007 between the Issuer and Wells Fargo Bank, National Association (the “Trustee” and the “Trust Collateral Agent”) and the certificate (the “Certificate”) which will be issued pursuant to a Trust Agreement, dated as of May 9, 2007, as amended and restated as of May 24, 2007 (the “Trust Agreement”), between AFS SenSub and Wilmington Trust Company, as Owner Trustee (the “Owner Trustee”). The “Publicly Offered Notes” include the Class A-1 Notes, the Class A-2 Notes, the Class A-3 Notes, the Class A-4 Notes, the Class B Notes, the Class C Notes and the Class D Notes. The “Privately Placed Notes” include the Class E Notes. Capitalized terms not otherwise defined herein have their respective meanings as set forth in the Indenture.

The term “Prospectus” means, together, the Base Prospectus, the Preliminary Prospectus Supplement and the Prospectus Supplement. The term “Base Prospectus” means the prospectus dated May 4, 2007, included in the Registration Statement. The term “Registration Statement” means (i) the Registration Statement on Form S-3 (No. 333-140931), including the exhibits thereto, (ii) all documents incorporated by reference therein pursuant to Item 12 of Form S-3 and (iii) any post-effective amendment filed and declared effective prior to the date of issuance of the Notes. The term “Preliminary Prospectus Supplement” means the preliminary prospectus supplement dated May 15, 2007 specifically relating to the Publicly Offered Notes, as filed with the Commission pursuant to Rule 424 of the Rules and Regulations. The term

To the Addressees Listed

    on Schedule One Attached Hereto

May 31, 2007

“Prospectus Supplement” means the prospectus supplement dated May 23, 2007 specifically relating to the Publicly Offered Notes, as filed with the Commission pursuant to Rule 424 of the Rules and Regulations. The term “PPM” means, together, the Preliminary Private Placement Memorandum and the Private Placement Memorandum. The term “Preliminary Private Placement Memorandum” means the preliminary private placement memorandum dated May 15, 2007 (which incorporates Exhibit B thereto), specifically relating to the Privately Placed Notes. The term “Private Placement Memorandum” means the private placement memorandum dated May 23, 2007 (which incorporates Exhibit B thereto), specifically relating to the Privately Placed Notes.

As tax counsel, we have reviewed such documents as we have deemed appropriate for the purposes of rendering the opinions set forth below, including the Sale and Servicing Agreement dated as of May 24, 2007 among the Issuer, AmeriCredit, AFS SenSub and Wells Fargo Bank, National Association, as Backup Servicer and Trust Collateral Agent, the Prospectus, the PPM, the Indenture, the Trust Agreement and other documents and matters of fact and law as we have deemed necessary for purposes of rendering the opinions set forth below. In addition, in conducting our analysis, we have relied on certain representations made to us by AmeriCredit and the Underwriters.

We have examined the question of whether the Notes issued under the Indenture will constitute indebtedness for federal income tax purposes. Our analysis is based on the provisions of the Internal Revenue Code of 1986, as amended, and the Treasury regulations promulgated thereunder as in effect on the date hereof and on existing judicial and administrative interpretations thereof. These authorities are subject to change and to differing interpretations, which could apply retroactively. The opinion of tax counsel is not binding on the courts or the Internal Revenue Service (the “IRS”).

In general, whether a transaction constitutes the issuance of indebtedness for federal income tax purposes is a question of fact, the resolution of which is based primarily upon the economic substance of the instruments and the transaction pursuant to which they are issued rather than the form of the transaction or the manner in which the instruments are labeled. The IRS and the courts have set forth various factors to be taken into account in determining whether or not a transaction constitutes the issuance of indebtedness for federal income tax purposes, which we have reviewed as they apply to this transaction.

Based on the foregoing, and such legal and factual investigations as we have deemed appropriate, we are of the opinion that for federal income tax purposes:

(1) The Notes, other than the Class E Notes, will be characterized as indebtedness, and, although such conclusion is not free from doubt, the Class E Notes should be characterized as indebtedness, because: (i) the characteristics of the transaction strongly indicate that, in economic substance, the transaction is the issuance of indebtedness; (ii) the form of the transaction is an issuance of indebtedness; and (iii) the parties have stated unambiguously their intention to treat the transaction as the issuance of indebtedness for tax purposes.

To the Addressees Listed

    on Schedule One Attached Hereto

May 31, 2007

(2) Assuming compliance with the terms of the Trust Agreement and the related documents, the Issuer will not be characterized as an association, or a publicly traded partnership, taxable as a corporation.

(3) The statements in the Prospectus under the heading “Material Federal Income Tax Consequences” and in the PPM under the heading “Material Federal Income Tax Consequences,” as they relate to federal income tax matters and to the extent that they constitute matters of law or legal conclusions with respect thereto, are correct in all material respects.

Except for the opinion set forth above, we express no opinion as to any other tax consequences of the transaction to any party under federal, state, local or foreign laws. This opinion is for the benefit of the addressees hereof, and it may not be relied on by any party without our expressed consent in writing. We express no opinion on any matter not discussed in this letter, and we undertake no obligation to update the opinion contained herein after the date hereof.

Pursuant to U.S. Treasury Department Circular 230, any tax advice contained in this communication is not intended or written to be used, and cannot be used, for the purpose of avoiding tax-related penalties. Further, this advice was written to support the promotion or marketing of the transaction and/or matters addressed herein and each affected party should seek advice based on its particular circumstances from an independent tax advisor.

Very truly yours,

/s/ Dewey Ballantine LLP

SCHEDULE ONE

AmeriCredit Financial Services, Inc.	Wells Fargo Bank, National Association, as Trustee, Trust Collateral Agent and Backup Servicer
AmeriCredit Prime Automobile Receivables Trust 2007-1
801 Cherry Street, Suite 3900	Sixth Street and Marquette Avenue,
Fort Worth, Texas 76102	MAC N9311-161
Minneapolis, Minnesota 55479
AFS SenSub Corp.
2265B Renaissance Drive, Suite 17	Wilmington Trust Company as Owner Trustee
Las Vegas, Nevada 89119
1100 North Market Street
Bay View Acceptance Corporation	Wilmington, Delaware 19890
1840 Gateway Drive, Suite 400
San Mateo, California 94404	Standard & Poor’s, A Division of The McGraw-Hill Companies, Inc.

J.P. Morgan Securities Inc.	55 Water Street
270 Park Avenue, 10th Floor	New York, New York 10041
New York, New York 10017
Deloitte & Touche USA LLP
Wachovia Capital Markets, LLC	Two World Financial Center, 15th Floor
One Wachovia Center	225 Liberty Street
301 S. College Street, NC0610	New York, New York 10281-1414
Charlotte, North Carolina 28288

BMO Capital Markets Corp.
115 South LaSalle Street,
13th Floor West
Chicago, Illinois 60603

Barclays Capital Inc.
200 Park Avenue, 5th Floor
New York, New York 10166

UBS Securities LLC
1285 Avenue of the Americas
New York, New York 10019